CT COMMUNICATIONS, INC.

                 RESTRICTED STOCK AWARD PROGRAM


     THIS RESTRICTED STOCK AWARD PROGRAM (the "Program") is adopted on the _____ day of _____________, 1995 by CT
Communications, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of North Carolina and having its principal place of business in Cabarrus County, North Carolina, to provide an incentive to certain key employees of the Corporation or a Subsidiary (as that term is defined in section 424(f) of the Internal Revenue Code of 1986, as now in force or as hereafter amended (the "Code"), through the acquisition of an equity interest in the Corporation. When selecting the employees eligible to participate in this Program the Named Fiduciary (as defined in Section 11(c)) will consider, among other criteria, the position and responsibilities of the employee, the value of the employee's services to the Corporation and other such factors as the Named Fiduciary deems pertinent, and each employee selected to participate in the Program (individually referred to hereafter as a "Participant") will enter into a separate written agreement between the Corporation and the Participant (hereinafter referred to as an "Agreement").

                      W I T N E S S E T H:

     WHEREAS, each Participant is currently, and will be at the date of an award, employed by the Corporation or Subsidiary as an executive, management or key employee and, as such, is considered to be a member of a select group of management of the Corporation or Subsidiary and/or a highly compensated employee; and

     WHEREAS, the Corporation desires to provide deferred compensation to the Participants, the amount of which is directly related to the Corporation's continued financial success, in order to provide an additional incentive to the Participants;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions as will be set forth in the respective Agreements and hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation hereby states:

     1. PURPOSE. The purpose of the Program is to provide deferred compensation and additional equity participation to each Participant based upon the award of shares of the Corporation's Class B common stock (the "Class B Stock"). The shares of Class B Stock that may be granted to the Participants hereunder are referred to collectively as the "Restricted Stock". The Program is also intended to benefit the Corporation or Subsidiary by creating an additional incentive for the Participants. The awards of Restricted Stock granted hereunder are a matter of separate inducement and are not made in lieu of any salary or other compensation for the services of any key employees.

     2. SHARES. The aggregate amount of Class B Stock that may be awarded to Participants under the Program is 5000 shares. Any grant of shares of Restricted Stock may be made from authorized but unissued shares of Class B Stock or issued shares of Class B Stock obtained on the open market.

     3. EFFECTIVE DATE. The Effective Date for this Program is ___________ ____, 1995. The Effective Date for each grant to an individual Participant is the Participant's Effective Date as indicated in the Agreement signed by each Participant for each grant hereunder, which is incorporated herein and made an integral part of this Program.

     4.   GRANT AND VESTING OF RESTRICTED STOCK.

          4.1 GRANT. The Named Fiduciary may from time to time grant to Participant shares of Restricted Stock, with the number of any such shares so granted and the terms and conditions of such grant being indicated in such Participant's Agreement. The Restricted Stock will be granted based upon and at all times subject to the provisions, conditions and restrictions in such Participant's Agreement and shall entitle the Participant to the rights set forth in this Program.

          4.2 RESTRICTED PERIOD. Subject at all times to the provisions of Section 4.3, the Restricted Stock will remain subject to the restrictions described in Sections 5 and 6 hereof until the end of the Restricted Period as specified in a Participant's Agreement or until the lapse of any other restriction specified in such Participant's Agreement.

          4.3 RESTRICTED PERIOD ACCELERATED. In the event that a Participant's employment with the Corporation ends due to the Participant's death, disability (as defined in the CT Communications, Inc. 1995 Comprehensive Stock Option Plan), retirement with the consent of the Corporation, or because the Corporation undergoes a "Change of Control" (as hereinafter defined), then the Restricted Period shall end and all restrictions on the Class B Stock granted hereunder other than those contained in Section 6(a) hereunder shall lapse. A "Change of Control" shall be deemed to have occurred on (i) the effective date of a plan of merger of consolidation of the Corporation with any other corporation as a result of which the holders of the voting capital stock of the Corporation as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation, (ii) the effective date of an agreement providing for the sale or transfer (other than as security for obligations of the Corporation) of all or substantially all the assets of the Corporation, or (iii) in the absence of a prior expression of approval by the Board of Directors of the Corporation, the acquisition except by inheritance or devise of more than 20% of the Corporation's voting capital stock by any person within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than a person, or group including a person, who beneficially owned, as of the effective date of the Plan, more than five percent of the Corporation's voting stock or equity.

     5. RIGHTS IN SHARES OF RESTRICTED STOCK DURING THE RESTRICTED PERIOD. Prior to the end of the Restricted Period, a Participant may not sell, transfer, assign, pledge, hypothecate or otherwise dispose of, grant a security interest in or encumber any of such shares of Restricted Stock except as provided in
Section 6. A Participant shall, however, be entitled to any voting rights with respect to such shares of Restricted Stock and shall be entitled to receive any cash dividends made with respect to such shares of Restricted Stock. Any shares issued by the Corporation pursuant to a stock dividend or stock split in respect of shares of Restricted Stock prior to the end of the Restricted Period as described in Sections 4.2 and 4.3 shall be subject to the restrictions, terms and conditions under the Program and the Participant's Agreement as the shares of Restricted Stock in respect of which the shares are issued.

     6.   RESTRICTIONS ON SHARES DURING THE RESTRICTED PERIOD.

          (a)  OPTION TO REPURCHASE UPON DEATH OR DISABILITY OF A
PARTICIPANT: Upon the death or disability (as defined in Section 4.3) of a Participant during the Restricted Period, the Corporation shall have the option, but not the obligation, to purchase any part or all of any shares of the Class B Stock which remains restricted hereunder and was acquired by the Participant pursuant to the Plan and owned at the date of his death.

          The option to purchase hereunder may be exercised by the Corporation's giving written notice to the personal representative of the Participant's estate within one hundred and fifty (150) days after the qualification of such personal rep-resentative.

          The purchase price of any share purchased by the Corporation pursuant to the purchase option under this Section 6(a) will be equal to the fair market value for a share of Class B Stock in the most recent quarterly appraisal provided by the Corporation's appraisers. The closing shall occur as set forth in Section 6 (d) hereof.

          (b)  OPTION TO REPURCHASE UPON TERMINATION OF
EMPLOYMENT OTHER THAN FOR RETIREMENT:   Upon the termination of
the Participant's employment with the Corporation or Subsidiary during the Restricted Period for any reason other than retirement with the consent of the Corporation or Subsidiary or as provided in Section 6(a) hereof, the Corporation shall have the option, but not the obligation, to purchase any part or all of any shares of the Class B Stock which remains restricted hereunder and was acquired by the Participant pursuant to this Plan and owned by Participant at the date of the termination of his employment with the Corporation or Subsidiary.

          The option to purchase hereunder may be exercised by the Corporation's giving written notice to Participant within ninety (90) days after the date of such termination.

          The purchase price of any share purchased by the Corporation pursuant to the purchase option under this Section 6(b) will be the fair market value of a share of Class B Stock as of the quarterly appraisal provided by the Corporation's appraisers immediately prior to the Participant's Effective Date for each grant as described in Section 3 hereof and as indicated in the individual Participant's Agreements(s) entered into by the Corporation and a Participant. The closing shall occur as set in
Section 6 (d) hereof.

          (c) PARTICIPANT'S RIGHTS UPON RETIREMENT: Upon the Participant's retirement with the consent of the Corporation or Subsidiary during the Restricted Period, all restrictions on the Class B Stock granted hereunder shall lapse and the Participant will own the Class B Stock without restrictions under this Program. The Corporation will have no right, option or obligation to repurchase the Class B Stock granted hereunder but may do so if the Participant and Corporation so agree.

          (d) CLOSING: The closing shall occur at the principal office of the Corporation in Concord, North Carolina at a time and date set by the Corporation. At the closing, the Participant (or his personal representative) shall deliver to the Corporation the Certificate(s) evidencing the shares being purchased duly endorsed and the Corporation shall deliver to the Participant (or his personal representative) the consideration for such shares in cash or check.

          (e)  MISCELLANEOUS PROVISIONS:     As used herein, the
term "transfer" or "encumber" shall include a transfer or encum-brance by any means whatsoever including by way of illustration and not of limitation, by gift, sale, assignment, hypothecation, pledge, security interest or lien. The Corporation shall have the right to assign any part or all of its options to purchase pursuant to Section 6 (a) or (b) hereof to any individual(s) or entity(s) as it may select. The shares owned by a Participant (or his estate) shall not be entitled to vote on any matters relating to the options granted to the Corporation pursuant to this Section, including, but not limited to, the exercise or assignment thereof.

          The provisions of this Section 6 shall not be applicable to a transfer by a Participant which is incident to a transfer by the shareholders of the Corporation resulting in the transfer of substantially all of the issued and outstanding shares of the Corporation nor shall it be applicable to the redemption of a Participant's shares pursuant to a complete liquidation and dissolution of the Corporation.

     7. CERTIFICATES AND LEGEND. The Corporation shall issue a certificate to a Participant for the Participant's shares of Restricted Stock as soon as practicable following execution of the Participant's Agreement. The certificates representing the shares of Restricted Stock issued to a Participant shall have endorsed across the face or back thereof the following legend:
"The shares of stock represented by this certificate are subject to the terms and conditions of the CT Communications, Inc. Restricted Stock Award Program dated __________, and a Restricted Stock Award Agreement entered into between the Corporation and the holder of this certificate, which Program and Agreement are on file with the Secretary of the Corporation. The shares of stock represented by this certificate may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of or encumbered except in accordance with the provisions of such program and agreement."

     8. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. The total number of shares of Restricted Stock granted, or which may be granted, under the Program shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Class B Stock resulting from payment of a stock dividend on the Class B Stock, a subdivision or combination of shares of the Class B Stock or from a reclassification of the Class B Stock. Such adjustments shall be determined by the Board of Directors of the Corporation in its sole discretion. Any such adjustment may provide for the elimination of any fractional share which might otherwise result. The grant or award of shares of Restricted Stock under the Program shall not affect in any way the right or power of the Corporation or Subsidiary to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or consolidate, or to dissolve, liquidate or sell, or transfer all or part of its business or assets.

     9. INDEMNIFICATION AND EXPENSES. All expenses and costs in connection with the administration of the Plan shall be borne by the Corporation. In addition to and consistent with such other rights of indemnification as they may have, any individual or group of individuals appointed by the Corporation to administer the Program, including but not limited to the Named Fiduciary as described in Section 11(c), shall be indemnified by the Corporation, individually and jointly, against all costs and expenses reasonably incurred by them or any of them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Program or any award of Restricted Stock granted pursuant thereto and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Corporation) or paid by them in satisfaction of the judgment in any action, suit or proceeding; provided, that upon institution of any such action, suit or proceeding, the person desiring indemnification shall give the Corporation an opportunity, at the expense of the Corporation to handle and defend the same.

     10.  COMPLIANCE WITH LAWS AND REGULATIONS.   The shares of
Restricted Stock that may be granted hereunder and the obligation of the Corporation to deliver such shares is subject to all applicable federal and state laws, rules and regulations, and to such approvals by any governmental or regulatory agencies as may be required. With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), transactions under this Program are intended to comply with all applicable conditions of Rule 16b-3 or any successor provision under the Exchange Act. To the extent that any provision of the Program or any Participant's Agreement or action by the Named Fiduciary fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Named Fiduciary.

     11.  MISCELLANEOUS PROVISIONS.

          (a) Nothing contained in this Program or in a Participant's Agreement, and no action taken pursuant to the provisions hereof or thereof by any party hereto or thereto, shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Corporation or Subsidiary, on the one hand, and a Participant, any beneficiary or any other person hereunder on the other.

          (b) Nothing contained in this Program or in a Participant's Agreement shall be construed to be a contract of employment for any term of years nor as conferring upon a Participant the right to continue in the employ of the Corporation or Subsidiary in any capacity. It is expressly understood by the Corporation and each Participant that the Program and such Participant's Agreement relate exclusively to additional compensation for such Participant's services, payable as set forth herein, and are not intended to be an employment contract.

          (c) The Compensation Committee of the Board of Directors of the Corporation (the "Compensation Committee") is designated as the Named Fiduciary of and shall administer this Program. Subject to the provisions of this Program, the Named Fiduciary will have authority, in its sole discretion, to determine which key employees of the Corporation shall be Participants in the Program; any individual or corporate performance goals applicable to a Participant; the number of shares of Restricted Stock to be awarded to a Participant, if any; the restrictions to be applicable to such shares of Restricted Stock; and all other terms of the award of Restricted Stock, which need not be made the same for all Participants. The Named Fiduciary also shall have full power and authority to interpret, construe and administer this Program. The Named Fiduciary shall, in no event, be liable to any person for any action taken or omitted to be taken in connection with the inter-pretation, construction, or administration of this Program, so long as such action or omission to act is made in good faith. The Compensation Committee, when acting as the Named Fiduciary, shall operate in accordance with the bylaws of the Corporation in all respects including, but not limited to, provisions regarding quorums and voting by the Board of Directors or a committee thereof.

          (d) The Corporation shall deduct any taxes or other liabilities required by law to be withheld with respect to the grant or vesting of any shares of Restricted Stock hereunder, and the granting or vesting of such shares of Restricted Stock are subject to the condition that such withholding tax or other withholding liabilities shall have been satisfied in a manner acceptable to the Corporation.

          (e) The Program may be amended, modified, terminated or suspended by the Board of Directors of the Corporation in its sole discretion at any time and in any respect as deemed in the best interest of the Corporation; provided that no such amendment or modification hereto shall (i) increase the number of shares of Common Stock which may be awarded as Restricted Stock under the Program or (ii) without the consent of a Participant, reduce the amount of any benefit or adversely change the terms and conditions as specified in such Participant's Agreement with respect to any outstanding shares of Restricted Stock. The Board of Directors of the Corporation shall submit any amendments to the Program to the shareholders of the Corporation for approval to the extent necessary to maintain compliance with the requirements of Rule 16b-3 of the Exchange Act, as amended.

          (f) This Program shall be binding upon and inure to the benefit of the Corporation and Subsidiaries and their successors and assigns and each Participant, his or her successors, assigns, heirs, Personal Representative, and beneficiaries.

          (g) Any notice, consent, or demand required or permit-ted to be given under the provisions of this Program shall be in writing and shall be signed by the party giving or making the same. If such notice, consent, or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed, (i) if to the Named Fiduciary, to CT Communications, Inc., 68 Cabarrus Avenue, East, P. O. Box 227, Concord, North Carolina 28026-0227, Attention: President (ii) if to the Participant, to the address shown in the Agreement; and (iii) if to another party, to such party's last known address as shown on the records of the Corporation. The date of such mailing shall be deemed to be the date of the notice, consent or demand.
     A party may designate a different address for notices by giving the other party written notice to such effect in the manner hereinabove prescribed.

          (h) Words used herein in the masculine gender shall be read in the feminine or neuter whenever the context so requires.

          (i) This Program and the rights of the Corporation and Participant shall be governed by and construed in accordance with the laws of the State of North Carolina.

          (j) The underlying captions set forth in this Program at the beginning of the various divisions hereof are for convenience of reference only and shall not be deemed to define or limit the provisions thereof or to affect in any way their construction and application.

          (k)  A Participant may not assign any rights hereunder.

          (l) The invalidity of any provision of the Program or any Agreement shall not in any manner affect the validity of any other provisions contained herein or therein, and each and every provision of the Program and any Participant's Agreement shall be enforceable regardless of the invalidity, if any, of any other provision contained therein. In the event that it should be finally judicially determined at any time that the Program, or a particular grant of Restricted Stock, is invalid because of the length of its duration, then, in that event and in that event only, the Program shall remain in full force and effect for such period as, in view of all the circumstances, shall be deemed reasonable by the court passing thereon.

          (m) If, under any provision of the Program which requires a computation of the number of Shares, the number so computed is not a whole number, such number shall be rounded up or down to the next closest whole number.

          (n) The Program and each respective Agreement set forth the entire understanding of the parties and supersede all prior agreements, arrangements and communications, whether oral or written, pertaining to the shares of Restricted Stock with respect to each Participant.

          (o) The Corporation represents that by proper corporate action it has been authorized to enter into and be bound by this Program.


     IN WITNESS WHEREOF, the Corporation has executed this Program as of the day and year first above written.

                         CT COMMUNICATIONS, INC.


                         BY: _______________________________
                             Title _________________________
ATTEST:



       Secretary



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